Mining Machine Sale Contract

File No.： JH-047-20230210-001

This sale contract (Called “this contract ”below) is signed by both parties on January 10th, 2023, at Shenzhen, the People's Republic of China.

Party A：Jinhe Capital Limited
Contact address: Sea Meadow House, Blackburne Highway,(P.O.Box 116), Road Town Tortola, British Virgin Islands
Contacter：[redacted]
Tel：[redacted]
E-mail：[redacted]

Party B: Mercurity Fintech Holding Inc
Contact address(Delivery address): Room 1215, FIYTA Technology Building, Gaoxin S. Road One, Nanshan District, Shenzhen, 518000, Guangdong Province, People’s Republic of China
Attn:[redacted]
Contacter：[redacted]
Tel：[redacted]
E-mail：[redacted]

In accordance with 《The contract law of the People's Republic of China》 and other relevant laws and regulations, party a and party b, through friendly consultation, with respect to the sales of products by party A to party B, hereby agree as follows:

Article One: Product model, Quantity, Amount

Units：USD

<table>
<tr><th>Item</th><th>Product name</th><th>Hashrate</th><th>QTY</th><th>Units</th><th>Unit price US$</th><th>Total</th></tr>
<tr><td>1</td><td>Antminer S19 PRO</td><td>100T</td><td>5,000</td><td>PCS</td><td>1,800</td><td>9,000,000</td></tr>
<tr><td colspan="6">Total amount: 9,000,000</td><td>Currency: US Dollar</td></tr>
<tr><td>2</td><td>Freight charges</td><td colspan="5">Party B can pay all the freight to Party A in advance when paying for products. And Party A will arrange delivery.</td></tr>
<tr><td>3</td><td>Payment terms and methods</td><td colspan="5">Subject to this contract.</td></tr>
<tr><td>4</td><td>Product ownership</td><td colspan="5">In accordance with the terms and conditions of this contract, after Party A or a third party designated by Party A deliver the product to Party B or its designated consignee, the ownership of the product is transferred to Party B.</td></tr>
<tr><td>5</td><td>Remarks</td><td colspan="5">The above quotation is EXW Shenzhen,China.</td></tr>
</table>

Article Two: Product Delivery

2.1 Party B designate receiving address: 1330 Ave of Americas, New York, NY 10019, USA.

2.2 Party B designate consignee and contact phone No.：[redacted]

2.3 Party B shall solely be responsible for the transportation and insurance of the products under this contract, and Party B shall bear all the transportation fees and insurance premiums.

2.4 The risk of damage or loss of the products under this contract shall be solely borne by Party B after delivery to the carrier.

2.5 After Party A deliver the goods to the carrier designated by Party B or to the designated place, Party A shall be deemed to have completed the delivery of the products. If Party B fails to provide the designated carrier, the goods delivered to the cooperative carrier of Party A by default, party A shall also be deemed to have completed the delivery of the products.

2.6 Delivery date: Between June 10th 2023 to July10th 2023.

2.7 In case of special reasons, Party A may reasonably extend the delivery time by 10 working days(“extended delivery period”), If Party A still unable to deliver the products within the extended delivery period, Party A shall unconditionally refund the full amount of money. If the delay is caused by dedicated semiconductor foundry which beyond party A’s control, both parties shall solve the problem through negotiation.

Article Three: Product inspection and acceptance

3. 1 Within 24 hours after the products arrive at the designated receiving place of Party B,the inspection and acceptance shall be carried out by Party B. If the quantity is less than 10,000 PCS, Party B shall complete the acceptance within 3 days, if quantity is more than 10,000 PCS, the time for inspection and acceptance shall be negotiated separately.

3. 2 During the inspection and acceptance, if the products are found to be not in conformity with the acceptance standards of Party A, Party B shall submit written objections and handling opinions to Party A within 12 hours after the discovery.

3. 3 If Party B fails to carry out the inspection and acceptance within the time limit stipulated in this contract or raises a written objection, the product delivered by Party A shall be deemed to meet the acceptance standards.

3. 4 If, after confirmation by both parties, the products fail to pass the inspection and acceptance due to the reasons of Party A's production, Party A will be responsible for repairing and replacing (if necessary)the defective products, and the cost will be borne by Party A.

3. 5 Acceptance standards：Both parties shall carry out inspection and acceptance according to the agreed packaging, quality and technology standards. Detailed details are listed in Appendix I of this contract.

Article Four: Payment

4.1 Party B shall make the payment by bank transfer.

4.2 Party A Bank information as below：

Account Name:	[redacted]
Account No:	[redacted]
Bank Name:	[redacted]
Bank Address	[redacted]
SWIFT Code:	[redacted]

4.3 Payment method：

As agreed by both parties through negotiation, the payment for goods under this contract shall be made according to the following methods.

(1) From the date of signing this contract，within 3 working days，Party B shall pay 80% of the total amount to Party A`s designated account. It`s：7,200,000 US dollars .

(2) ____hours before delivery， Party B shall pay the full amount under this contract to the account designated by Party A .It`s: 9,000,000 US dollars .

Article Five: Warranty period, after-sales service and technical supports

5.1 Party A provide warranty service to Party B. The warranty period for the products purchased under this contract is 180 days from the date of acceptance of the products.

5.2 During the warranty period, if there is a non-man-made fault in the product, Party A shall propose a solution to the problem within 24 hours after receiving Party B's written notice, or arrange to repair or replace the parts, components or device that are in trouble. If necessary, Party A may assign personnel to solve the problem on the spot. Specific ways of maintenance and treatment of the fault shall be determined through consultation between Party A and Party B. If the fault can be proved occurs due to the reason of Party A solely, Party A shall bear all material expenses, travel expenses and other expenses arising from Party A's fulfillment of its warranty obligations. Otherwise, the specific cost sharing shall be determined by both parties through consultation

5.3 The following products are not covered by Party A`s warranty：

（1） Products changed or repaired without Party A's authorization；

（2） Products that are incorrectly installed, improperly maintained, stored and improperly used；

（3） Products whose serial number have been modified, defiled or removed；

（4） Products damaged by the use of unofficial power supplies and accessories。

5.4 If need to send back for repair, logistic fee should be paid by Party B.

5.5 Due to the particularity of the products, Party B has no right to request the return of the product after it has been delivered to Party B or its designated consignee.

Article Six: Guarantee

6.1 Party B guarantees that it will not use the products under this contract to engage in any acts that violate the laws, regulations and other normative documents of the People's Republic of China, and that it will not use the products of this contract to damage the legitimate rights and interests of others, otherwise Party B shall bear all the legal liabilities arising therefrom

6.2 Party B guarantees to use and maintain the Contract products in accordance with the environmental standards provided by Party A (including but not limited to: voltage, electricity environment, temperature, humidity, network broadband, density of computer room). Party B or its employees, agents or any third party fails to use the contract products in accordance with the above environmental standards or Party B's technical personnel do not have the knowledge of using products and do not comply with Party A's operating rules(the specific operational specifications and use requirements shall be subject to the announcement of Party A's website)to use and maintain the products under this contract , Party B shall bear the liability of the economic loss or personal injury compensation arising from these cases

Article Seven: Confidentiality

7.1 Unless otherwise agreed by both parties, neither party shall disclose to the third party the

existence of this contract and any content of this contract without the consent of the other party.
7.2 Both parties shall bear the obligation of confidentiality for any information and data ("confidential information") provided by the other party and known in the course of the performance of this contract. Without the written consent of the other party, neither parties shall not disclose such information to the third party, nor shall they use such information for any purpose other than the cooperative matters under this contract. Otherwise, the defaulting party shall bear all losses arising therefrom. However, in the following circumstances, the party accepting the information or data may disclose the information or data known in the course of the performance of this contract：

(1) Information is known to the public ；
(2) Information to be disclosed in any litigation, arbitration or other legal proceedings；
(3) Information required by law to be disclosed；
(4) Information to be disclosed in accordance with the Listing and trading rules of its local stock exchange；
(5) Information required to be disclosed by any jurisdictional judicial or administrative organ；
(6) Information that needs to be disclosed to its directors, managers, employees (including external staff), agents or professional consultants, provided that the disclosed party has undertaken to comply with the confidentiality obligations under this article.
(7) Information disclosed with the written consent of the other party

Article Eight: Liability for breach of contract

8.1 If Party A's product fails to meet the standards, Party A and Party B shall negotiate a compensation scheme.
8.2 Before delivery, if Party B delays in making payment, Party B shall pay liquidated damages according to three per thousand of the amount of overdue payment per day. If the overdue payment exceeds three days, Party A shall have the right to cancel this contract and not return the payment already made.
8.3 Party A shall not bear any liability for any property loss or personal injury or death caused by improper use of the products under this contract due to Party B or its employees, agents or any third party's intentions, negligence, omissions, non-compliance with Party A's operating standards and use requirements. If Party A compensates in advance in accordance with the provisions of the law, Party B shall compensate Party A for all direct and indirect losses arising therefrom.
8.4 Any breach of obligations or guarantees under this contract by either party constitutes a breach of contract. Except as otherwise stipulated in this contract, the observant party shall have the right to request the defaulting party to take remedial measures to continue to perform the contract and compensate the observant party for the losses caused.
8.5 Under this contract, the rights of the observant Party are independent and can be exercised

accumulatively in the case of breach of contract by one party. The exercise of a right by the observant party under this contract shall not be regarded as a waiver of other rights under this contract in any case.

Article Nine: Force majeure

9.1 Force Majeure in this Contract includes, but is not limited to, war, natural disasters (such as snowstorms, fires, floods, earthquakes, etc.), social events (such as war, unrest, government actions, etc.) and other unforeseen or unavoidable and uncontrollable circumstances or events.

9.2 In case of the delay or non-performance of any party's obligations under this contract due to force majeure, both parties agree not to bear the responsibility for delay or non-performance. However, both sides should immediately take effective measures to deal with the impact of the above-mentioned Force Majeure incidents and minimize possible losses to the other side. If the loss is enlarged due to the failure to take timely measures, the party affected by force majeure shall be liable for the related loss caused by the failure to fulfill this responsibility. After the force majeure situation or the influence of the event disappear, both parties shall negotiate to continue to perform the relevant obligations of this contract within a reasonable time.

9.3 The party affected by the event of force majeure shall notify the other party in writing within 12 hours after the occurrence of force majeure and shall provide the other party with valid and lawful certificates issued by the relevant departments in writing within 20 working days thereafter as evidence.

9.4 If the contract can`t be fulfilled within 30 days from the date the event of force majeure occurs and neither party can reach an agreement, either party shall have the right to terminate the contract. If the contract is terminated due to this circumstance, both parties shall not be liable for breach of contract.

Article Ten: Application of Law and Dispute Resolution

10.1 The law of the People's Republic of China shall apply to this contract.。

10.2 All disputes arising from this contract or in connection with the breach, suspension or invalidation of this contract, all disputes and claims ("dispute") shall be settled through friendly negotiation between the two parties. If the two parties fail to negotiate, the dispute shall be submitted to the people's court with jurisdiction of the place where the contract is signed (Nanshan District, Shenzhen). In the course of litigation, both parties shall continue to execute this contract except for the disputed matters in this contract.

Article Eleven: Other agreed matters

11.1 For matters not covered in this contract, a written supplementary contract may be concluded by mutual agreement between the two parties. The appendix and supplementary contract of this contract are integral parts of this contract and have the same legal effect as this

contract.

11.2 This contract shall enter into force on the date of signature or seal by both parties. If the date of signing is not the same, the date after signing shall be the effective date.

11.3 The appendices under this contract are all part of this contract and have the same legal effect as this contract.

11.4 This contract is in duplicate (2), Party A holds one (1) and Party B holds one (1), with the same legal effect.

11.5 Notices or other communications relating to this contract shall be sent in writing by the parties of this contract and shall be sent to the other party's communication information as indicated at the beginning of this contract. When the communication information of the parties of this contract changes, they shall notify the other party in time. In accordance with the provisions of this article, the original communication information of one party shall be deemed to be effective communication information until the other party receives notification of the change of the communication information of other party.

11.6 Notification shall be deemed to have been served on the notified party on the following dates：

(1) If it`s sent by a person-in-charge, the date on which the receipt is obtained.

(2) If it`s sent by express, the fifth working day from delivery date.

(3) If it`s sent by fax, the first working day after the fax is sent out.

(4) If it`s sent by e-mail, the date on the e-mail system used by the notifying party confirms sending successful.

11.7 If one party's address or communication information change, they shall notify the other party in writing on the day of the change. If either party breach the aforementioned provision, unless otherwise provided by law, the altering party shall be liable for the effects and losses arising therefrom.

11.8 This contact state：

（1）“Day”，Unless otherwise specified ,means a natural day.

（2）“Yuan”，Unless otherwise specified，means RMB.

（3）“Loss”，Unless otherwise specified, it includes but not limit to the reasonable and necessary expenses such as claim fees, lawyer fees, travel fees, litigation fees, preservation fees, evaluation fees, auction fees, execution fees, investigation and evidence collection fees, etc.

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(There is no text on this page, it's the signature page for 《 Sale contract 》(No.JH-047-20230210-001) signed by JINHE CAPITAL LIMITED and MERCURITY FINTECH HOLDING INC

Party A: JINHE CAPITAL LIMITED

Legal representative (or authorized representative): /s/ Jinhe Capital Limited

Sign date: 2023-02-10

Party B: MERCURITY FINTECH HOLDING INC

Legal representative (or authorized representative): /s/ Mercurity Fintech Holding Inc

Sign date: 2023-02-10

Appendix I:

Technical Standards

(一）Antminer S19 PRO

1. Hashrate：Average Hashrate, 100 TH/S±3%
2. Reference power on wall：2900W/H ±5%
3. Rated Voltage：Please subject to the official power supply.（AC 220V, DC 11-14V）
4. Air Intake Temperature: The intake temperature of miner needs to be controlled between 0 to 40 degrees. The average hashrate guaranteed in this contract is based on the condition that the air intake temperature of the miner is 25 degrees.
5. Air Intake Humidity: Excessive high humidity will shorten the life of miner. It is recommended that the humidity of the intake should be lower than 80%.